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                                                                   EXHIBIT 1.1

ARTICLES OF ASSOCIATION of
TPG N.V.,
with its official seat in Amsterdam.

20 June 2002.













Office translation of the complete text of the Articles of Association of TPG N.V., with its official seat in Amsterdam, as they read after the deed of amendment executed on 20 June 2002 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial Statement of No objections was granted on 3 May 2002, under number NV 617722.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

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CHAPTER I
DEFINITIONS.
ARTICLE 1.
In these articles of association the following terms shall have the meanings as assigned below:
a. general meeting: the body formed by shareholders with voting rights and others holding voting rights;
b. general meeting of shareholders: the meeting of shareholders and other persons entitled to attend meetings;
c.     depositary receipts: depositary receipts for shares in the company;
d. distributable part of the shareholders' equity: that part of the shareholders' equity which exceeds the paid and called capital plus the reserves which are required to be held by law;
e. auditor: a "registeraccountant" or other auditor referred to in section 393 of Book 2 of the Netherlands Civil Code or an organisation in which such auditors work together;
f. the annual meeting: the general meeting of shareholders convened to consider the financial statements and annual report;
g.     subsidiary:
       - a legal entity in which the company or one or more of its subsidiaries, pursuant to an agreement with other persons entitled to vote or otherwise, can exercise, solely or jointly, more than one-half of the voting rights at the general meeting of members or shareholders of that legal entity;
       - a legal entity of which the company or one or more of its subsidiaries is a member or shareholder and, pursuant to an agreement with other persons entitled to vote or otherwise, can appoint or dismiss, solely or jointly, more than one-half of the members of the Board of Management or the Supervisory Board, if all persons entitled to vote were to cast their vote;
       all this subject to the provisions of paragraphs 3 and 4 of section 24a of Book 2 of the Netherlands Civil Code. A company operating under its own name, for the debts of which the company or one or more subsidiaries is fully liable as a partner towards its creditors, shall be treated as a subsidiary;
h. group company: a legal entity or company within the meaning of section 24b of Book 2 of the Netherlands Civil Code which is united with the company in one group;
i.     dependent company:
       - a legal person to which the company or one or more dependent companies, solely or jointly and for its or their own account, contribute(s) at least one-half of the issued capital;
       - a partnership, a (business) undertaking of which has been registered in the commercial register and for which the company or a dependent company is fully liable as a partner towards third parties for all liabilities;
j. Official Price List: the Official Price List of Euronext Amsterdam N.V. or an official publication replacing it;
k. Rules relating to Securities (FONDSENREGLEMENT): the Rules relating to Securities on the stock exchange maintained by Euronext Amsterdam N.V.;
l. Necigef: NEDERLANDS CENTRAAL INSTITUUT VOOR GIRAAL EFFECTENVERKEER B.V.: the Netherlands central securities depository (CENTRAAL INSTITUUT) as referred to in the Securities Bank Giro Transfer Act (WET GIRAAL EFFECTENVERKEER);

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m.     Necigef-beneficiary: in respect of ordinary shares, a participant
       (DEELGENOOT) in the collective deposit (VERZAMELDEPOT) of ordinary shares of a Necigef-participant, all within the meaning of the Securities Bank Giro Transfer Act;
n. Necigef-participant: an institution which is an associated institution (AANGESLOTEN INSTELLING) within the meaning of the Securities Bank Giro Transfer Act;
o. Necigef Global Certificate: the one single share certificate representing all bearer ordinary shares in issue from time to time referred to in article 6, paragraph 2, of these articles of association.
CHAPTER II
NAME, REGISTERED OFFICE, STRUCTURE AND OBJECT.
ARTICLE 2. NAME AND SEAT.
1.     The name of the company is: TPG N.V.
2.     The company has its registered office in Amsterdam.
ARTICLE 3. STRUCTURE.
The company is a 'large company'. The sections 158 to 164 inclusive of Book 2 of the Netherlands Civil Code shall be applicable. Pursuant to the Enabling Act Koninklijke PTT Nederland N.V. (MACHTIGINGSWET KONINKLIJKE PTT NEDERLAND N.V.) as lastly amended by law of 1 November 2001 (WIJZIGING VAN DE MACHTIGINGSWET KONINKLIJKE PTT NEDERLAND N.V. IN VERBAND MET HET OPHEFFEN VAN DE UITZONDERINGEN DIE VOOR KONINKLIJKE KPN NEDERLAND N.V. GELDEN TEN AANZIEN VAN DE IN BOEK 2 VAN HET BURGERLIJK WETBOEK OPGENOMEN REGELING VOOR GROTE VENNOOTSCHAPPEN, STATUTE BOOK (STAATSBLAD) 2001, 560), the exceptions pursuant to the sections 153 paragraph 3 and 155 of Book 2 of the Netherlands Civil Code do not apply to it.
ARTICLE 4. OBJECT.
The objects of the company are:
a. to participate in and to manage other enterprises and companies, among such, companies that operate in the field of the transportation, distribution and delivery of letters, messages, parcels and goods, as well as the storing, converting and transmitting of information, to manage and dispose of information, the providing of logistic services and the providing of money transactions;
b. to let its subsidiaries carry out the concessions or licenses that are granted by the Netherlands government in the field mentioned under a;
c. to manage and finance subsidiaries, group companies, dependent companies and participations, among which to guarantee the debts of those companies and participations, and further to engage in any activity which may be related or conductive to the objects set out hereinabove.
CHAPTER III
CAPITAL AND SHARES. REGISTERS.
ARTICLE 5. AUTHORISED CAPITAL. CLASSES OF SHARES.
1. The authorised capital amounts to one billion one hundred fifty-two million euros (EUR 1,152,000,000).
2. The authorised capital is divided into two billion four hundred million (2,400,000,000) shares of forty-eight eurocents (EUR 0.48) each, namely:
       a.     1,200,000,000    one billion two hundred million ordinary shares;
       b.     1                one special share;
       c.     1,199,999,999    one billion one hundred ninety-nine million nine
                               hundred ninety-nine thousand nine hundred ninety-nine preference shares B.

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3.     The ordinary shares may, at the choice of the shareholder, be registered shares or bearer shares. The special share and the preference shares B shall be registered shares.
4. Where the terms "shares" and "shareholders" are used in these articles of association they shall, unless the context indicates otherwise, be taken to mean all classes of shares referred to in paragraph 2 and their holders.
ARTICLE 6. BEARER ORDINARY SHARES: NECIGEF GLOBAL CERTIFICATE.
1. On the occasion of the issuance of ordinary shares any person entitled to receive such share may submit a written request to the company for a registered ordinary share. Without such request, the person entitled to such share shall obtain a bearer ordinary share in conformity with the provisions of this article 6.
2. All bearer ordinary shares in issue from time to time shall be represented by one single share certificate (the "Necigef Global Certificate").
3. The company shall have the Necigef Global Certificate kept in safe custody by Necigef for the benefit of the Necigef-beneficiaries.
4. The company shall confer a right to a bearer ordinary share on a person by (i) having Necigef enable the company to add an ordinary share to the Necigef Global Certificate, and (ii) by the entitled person designating a Necigef-participant that will accordingly credit him as Necigef-beneficiary in this Necigef-participant's collective deposit of ordinary shares in the company.
5. Without prejudice to the provisions in article 44, paragraph 4, of these articles of association, Necigef shall be irrevocably charged with the management of the Necigef Global Certificate and be irrevocably authorised on behalf of the Necigef-beneficiaries to perform all acts in respect of the shares concerned, including acceptance and delivery and lending cooperation in the crediting and debiting of the Necigef Global Certificate.
6.     No individual bearer ordinary share shall be handed over.
7. A Necigef-beneficiary may at any time require the conversion of one or more bearer ordinary shares up to the maximum number he is entitled to into registered ordinary shares. Such conversion of one or more ordinary shares is only allowed to the maximum number for which he is Necigef-participant and shall require (i) the transfer by deed of the shares concerned by Necigef to the Necigef-beneficiary, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares debited from the Necigef Global Certificate, (iv) the Necigef-participant concerned debiting the Necigef-beneficiary accordingly as a participant in its collective deposit of ordinary shares in the company and (v) the company effecting the entry of the Necigef-beneficiary's name in the company's register of shareholders as holder of the registered ordinary shares concerned.
8. A holder of registered ordinary shares may at any time require the conversion of such ordinary shares into bearer ordinary shares. Conversion of one or more registered ordinary shares shall require (i) the transfer by deed of the shares concerned by the shareholder to Necigef, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares credited to the Necigef Global Certificate, (iv) the Necigef-participant crediting the shareholder accordingly as Necigef-beneficiary in its collective deposit of ordinary shares in the Company, and (v) the company effecting the deletion of the shareholder's name as holder of the shares concerned in the company's register of shareholders.
9. For the purpose of application of the provisions of these articles of association, shareholders shall be understood to include Necigef-beneficiaries.
10. In the event of the damage, destruction or loss of share certificates, the Board of Management may issue duplicates. The issue of a duplicate shall render the original document worthless vis-a-vis the


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       company. The new document shall clearly state that it is a duplicate.
ARTICLE 7.
HAS BEEN CANCELLED.
ARTICLE 8.
HAS BEEN CANCELLED.
ARTICLE 9.
HAS BEEN CANCELLED.
ARTICLE 10. DEPOSITARY RECEIPTS FOR SHARES.
1. The company may cooperate towards the issue of depositary receipts for its shares.
2. If such an issue has been effected, the holders of the depositary receipts shall have the rights conferred by law upon the holders of depositary receipts, among which:
       a. the right to attend and to address the general meeting of shareholders, to which article 44 is also applicable;
       b. the right to take note of documents that are available for inspection by shareholders as referred to in the articles 66 and 67.
ARTICLE 11. REGISTERS FOR SHAREHOLDERS.
1. No share certificates shall be issued for the ordinary registered shares, for the special share and for the preference shares B.
2. The Board of Management shall keep a register in which are entered the names and addresses of all holders of the special share and the ordinary registered shares, indicating the class of shares.
3. The Board of Management shall also keep a separate register in which are entered the names and addresses of all holders of preference shares B.
4. Each holder of one or more registered shares and each person holding a right of usufruct or pledge on one or more of such shares is obliged to notify the company in writing of his address.
5. All entries and notes in a register shall be signed by a member of the Board of Management and by a member of the Supervisory Board, or by a person authorised thereto by the Board of Management with the approval of the Supervisory Board.
6.     Article 50 shall also be applicable to the registers.
7.     Extracts from a register shall be non-negotiable.
CHAPTER IV
ISSUE OF SHARES.
ARTICLE 12. COMPETENT BODY.
1. Shares shall be issued pursuant to a resolution of the Board of Management. The resolution shall be subject to the approval of the Supervisory Board and the holder of the special share. The scope of authority of the Board of Management shall be determined by a resolution of the general meeting of shareholders and relate at most to all unissued shares of the authorised capital, as applicable now or at any time in the future. The duration of this authority shall be determined by a resolution of the general meeting and shall be for a period of five years at most.
2. Designation of the Board of Management as the body competent to issue shares may be extended by the articles of association or by a resolution of the general meeting for a period not exceeding five years in each case. The resolution of the general meeting thereto shall be subject to the approval of the holder of the special share. The number of shares which may be issued shall be determined at the time of designation. Designation pursuant to the articles of association may be withdrawn by an amendment to the articles of association. Designation by resolution of the general meeting cannot be withdrawn unless determined otherwise at the time of

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       designation.
3. Upon termination of the authority of the Board of Management, the issue of shares shall thenceforth require a resolution of the general meeting, save where another corporate body has been designated by the general meeting.
4. A resolution by the general meeting to issue shares or to designate another body as the body competent to issue such shares, may only be taken upon a proposal of the Board of Management subject to the approval of the Supervisory Board. The resolution of the general meeting shall be subject to the approval of the holder of the special share. A resolution of the general meeting to designate another corporate body can only be effected if it is determined thereto that every resolution to issue shares of that body shall be subject to the approval of the Supervisory Board and the holder of the special share.
5. The issue of preference shares B pursuant to a resolution of a body other than the general meeting as a result of which the amount of preference shares B issued would exceed one hundred per cent (100%) of the amount of other shares issued may only take place with the prior approval of the general meeting, granted from case to case.
6. In the event of an issue of preference shares B pursuant to a resolution of a body other than the general meeting as a result of which the amount of preference shares B issued does not exceed one hundred per cent (100%) of the amount of other shares issued, a general meeting of shareholders shall be convened within four weeks of the issue at which the reasons for the issue shall be explained.
7. The provisions of paragraphs 1 to 6 inclusive shall be applicable mutatis mutandis to the granting of rights to subscribe to shares, but shall not be applicable to the issue of shares to persons exercising a previously granted right to subscribe to shares.
8. In the event of an issue of preference shares B, a general meeting of shareholders shall be convened, to be held not later than two years after the date on which preference shares B were issued for the first time. The agenda for that meeting shall include a resolution relating to the repurchase or cancellation of the preference shares B. If the resolution to be adopted in respect of this item on the agenda does not extend to the repurchase or cancellation of the preference shares B, a general meeting of shareholders shall be convened and held, in each case within two years of the previous meeting, the agenda of which meetings shall include a resolution relating to the repurchase or cancellation of the preference shares B, until such time as no more preference shares B remain issued. The foregoing provisions of this paragraph shall not be applicable to preference shares B issued pursuant to a resolution of the general meeting.
9. Article 51 shall also be applicable to the issue of shares and the granting of rights to subscribe to shares.
ARTICLE 13. SHARE ISSUE TERMS. PRE-EMPTIVE RIGHT.
1. The price and other terms of issue shall be determined at the time of the resolution to issue shares. Save as provided in article 53, paragraph 1, the issue price shall not be less than par.
2. Each holder of ordinary shares shall have a pre-emptive right to any issue of ordinary shares pursuant to the provisions of article 52. The same shall apply to the granting of rights to subscribe to ordinary shares.
3. The pre-emptive right may be restricted or excluded by a resolution of the Board of Management. The resolution shall be subject to the approval of the Supervisory Board and the holder of the special share. The authority vested in the Board of Management shall terminate on the date of termination of the authority of the Board of Management to issue shares. Paragraphs 1 to 4 inclusive of article 12 shall be applicable mutatis mutandis.

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4.     Article 52 shall also be applicable to the issue terms and the pre-emptive right, respectively.
ARTICLE 14. PAYING UP ON SHARES.
1. On subscription to each ordinary share and the special share, payment must be made of its nominal value and, if an ordinary share is subscribed to at a higher amount, the difference between such amounts, without prejudice to the provisions of article 53, paragraph 1.
2. On subscription to each preference share B, paying up must be made of at least one-quarter of its nominal value.
3. Further paying up on preference shares B shall not be made until a call for such paying up is made by the company. Calls for further paying up shall be made pursuant to a resolution of the Board of Management. The resolution is subject to the approval of the Supervisory Board.
4. Paying up on preference shares B and on the special share may be made only in cash. Paying up on ordinary shares must be made in cash, insofar as another form of contribution has not been agreed to.
5. The Board of Management shall be authorised, without the prior approval of the general meeting, to perform legal acts relating to non-cash contributions for ordinary shares and the other legal acts referred to in section 94 of Book 2 of the Netherlands Civil Code.
6. Articles 53 and 54 shall also be applicable to paying up on shares and non-cash contributions, respectively.
CHAPTER V
SHARES IN THE COMPANY'S OWN CAPITAL AND DEPOSITARY RECEIPTS THEREFOR.
ARTICLE 15. ACQUISITION.
1. The company may acquire fully paid up shares in its own capital or depositary receipts therefor, but may only do so for no consideration or if:
       a. the distributable part of the shareholders' equity is at least equal to the purchase price, and
       b. the nominal value of the shares in its capital or depositary receipts therefor which the company acquires, holds or holds as pledgee or which are held by a subsidiary company does not exceed one-tenth of the issued capital.
2. The company may acquire shares in its own capital or depositary receipts therefor for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees.
3. Shares in the company's own capital shall be acquired or disposed of pursuant to a resolution of the Board of Management.
       A resolution to acquire or dispose of shares in its own capital amounting to more than one per cent (1%) of the issued capital of ordinary shares shall be subject to the approval of the holder of the special share; all without prejudice to the provisions of article 25 paragraph 1 under A.a and article 56, paragraph 3.
4. Articles 55 to 62 inclusive shall also be applicable to shares in the company's own capital or depositary receipts therefor.
CHAPTER VI
REDUCTION OF CAPITAL.
ARTICLE 16.
1. The general meeting may, but only on a proposal of the Board of Management with the approval of the Supervisory Board, resolve to reduce the issued capital:
       a.     by a cancellation of shares; or
       b. by a reduction of the nominal amount of the shares by amendment of the articles of asso-

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              ciation.
2.     A resolution to cancel may only relate to:
       a. shares held by the company itself or for which it holds the depositary receipts; or
       b. all preference shares B, all ordinary shares or the special share, in all cases with repayment.
3. A resolution to cancel the special share shall only be adopted with the prior approval of the holder of the special share.
4. Any partial repayment on shares or release from the obligation to pay up shall only be permitted in order to implement a resolution to reduce the nominal amount of the shares. Such a repayment or release must be made:
       a.     in respect of all shares; or
       b.     in respect of all preference shares B or all ordinary shares.
5. The provisions of article 63 shall also be applicable to the reduction of capital.
CHAPTER VII
TRANSFER OF THE SPECIAL SHARE. TRANSFER OF THE REGISTERED SHARES. RESTRICTED RIGHTS.
ARTICLE 17. TRANSFER OF THE SPECIAL SHARE.
1.     The special share can be transferred to the company.
2. Any transfer other than that to the company can only be effected with the approval of the Board of Management and the Supervisory Board.
3. The transfer must take place within three months after the approval has been granted. The approval shall be deemed to have been granted if the Board of Management and the Supervisory Board, having informed the applicant of the refusal of the request, do not simultaneously inform the applicant of one or more prospective buyers who are prepared to purchase the special share against payment in cash. The company itself can be designated as a prospective buyer.
4. The transfer of the special share to the company or to another prospective buyer as referred to in paragraph 3 shall take place against a purchase price that equals the nominal value of the special share.
5. If the special share is transferred without the approval of the Board of Management and the Supervisory Board, the rights granted to the holder of the special share as such in the articles of association shall terminate.
ARTICLE 18. TRANSFER OF REGISTERED SHARES. RESTRICTED RIGHTS.
1. A transfer of a registered share or of a restricted right thereto shall require a deed of transfer drawn up for that purpose and, save when the company itself is a party to the legal act, acknowledgement in writing by the company of the transfer.
       Acknowledgement must be given in the instrument or by a dated statement embodying such acknowledgement on the instrument or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor. Service of such instrument, copy or extract on the company shall be deemed as acknowledgement. If the transfer relates to preference shares B which have not been paid up in full, the acknowledgement may be given only if the instrument of transfer bears an officially recorded or otherwise fixed date.
2. A pledge may be also established on a share without acknowledgement by the company or service of an instrument on the company. In such cases, section 239 of Book 3 of the Netherlands Civil Code shall be applicable mutatis mutandis whereby acknowledgement by the company or service of an instrument on the company shall replace the notification referred to in paragraph 3 of that section.
3. The acknowledgement shall be signed with due observance of the provisions on representation

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       of article 24.
ARTICLE 19. USUFRUCT. PLEDGE.
1. The shareholder shall have the right to vote on shares subject to a usufruct or pledge. The usufructuary or the pledgee shall, however, have the right to vote if so provided upon the establishment of the usufruct or pledge. A shareholder without the right to vote and a usufructuary or a pledgee with the right to vote shall have the rights conferred by law upon the holders of depositary receipts issued for shares with the cooperation of a company. A usufructuary or pledgee without the right to vote shall not have the rights referred to in the preceding sentence.
2. The shareholder shall have the rights attaching to the share on which a usufruct has been established with respect to the acquisition of shares, provided that he shall compensate the usufructuary for the value of these rights to the extent that the latter is entitled thereto under his right of usufruct.
CHAPTER VIII
MANAGEMENT.
ARTICLE 20. BOARD OF MANAGEMENT.
1. The management of the company shall be formed by a Board of Management consisting of a number of members to be determined by the Supervisory Board at three or more members.
2. The Supervisory Board shall appoint a chairman from among the members of the Board of Management.
ARTICLE 21. APPOINTMENT, SUSPENSION AND DISMISSAL.
1. The Supervisory Board shall appoint the members of the Board of Management. It shall notify the general meeting of an intended appointment.
2. The Supervisory Board shall not dismiss a member of the Board of Management until the general meeting has been consulted on the intended dismissal. The Supervisory Board shall permit the member of the Board of Management who it intends to dismiss, to be heard before the general meeting regarding the intended dismissal.
3.     The Supervisory Board can suspend a member of the Board of Management.
4. A suspension may be extended on one or more occasions, but is not to last for a total of more than three months. If no decision has been made to set aside the suspension or dismiss such member by the end of that period the suspension shall be set aside.
5. Section 158, paragraph 11 of Book 2 of the Netherlands Civil Code shall also apply to the appointment and dismissal of the members of the Board of Management.
ARTICLE 22. REMUNERATION.
The remuneration and other terms of employment of each member of the Board of Management shall be determined by the Supervisory Board.
ARTICLE 23. MANAGEMENT DUTIES. DECISION-MAKING. ALLOCATION OF TASKS.
1. Subject to the restrictions imposed by the articles of association, the Board of Management shall be charged with the management of the company.
2. The Board of Management shall resolve with an absolute voting majority. In the event the votes are equally divided, the chairman of the Board of Management shall have a casting vote.
3. The Board of Management may formulate by-laws containing further regulations on the decision-making by the Board of Management. Such by-laws shall require the approval of the Supervisory Board.
4. In allocating its duties, the Board of Management may determine the tasks for which each member of the Board of Management bears special responsibility. The allocation of tasks shall require the approval of the Supervisory Board.

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ARTICLE 24. REPRESENTATION.
1. The Board of Management represents the company. Representative authority shall also vest in:
       a.         the chairman of the Board of Management, or
       b.         two other members of the Board of Management, acting jointly.
2. The Board of Management may appoint officers with general or restricted power to represent the company. Any such appointment may be withdrawn at any time. All such officers shall represent the company with due observance of the restrictions imposed on their powers. Their titles shall be determined by the Board of Management.
3. In the event of a conflict of interest between the company and a member of the Board of Management, the company shall be represented by a member of the Board of Management or a member of the Supervisory Board appointed by the Supervisory Board for this purpose.
ARTICLE 25. APPROVAL OF RESOLUTIONS OF THE BOARD OF MANAGEMENT.
1. Without prejudice to the other provisions of these articles of association as to that subject, the approval of the Supervisory Board shall be required for:
       A.     resolutions of the Board of Management relating to:
              a. the issue and acquisition of shares of the company and debt instruments issued by the company or of debt instruments issued by a limited partnership (COMMANDITAIRE VENNOOTSCHAP) or a general partnership (VENNOOTSCHAP ONDER FIRMA) in respect of which the company is a general partner with full liability;
              b. cooperation in the issue of depositary receipts for shares in the company;
              c. application for listing or withdrawal of listing on any stock exchange of the securities referred to under a. and b.;
              d. the entering into or termination of long-term cooperation of the company or a dependent company with any other company or legal entity or as fully liable partner in a limited partnership or general partnership if such cooperation or termination is of fundamental importance to the company;
              e. the acquisition of a participation worth at least a quarter of the value of the issued capital plus reserves according to the company's balance sheet plus explanatory notes, by the company or a dependent company in the capital of another company, and any substantial increase or decrease of such a participation;
              f. investments requiring an amount equal to at least a quarter of the company's issued capital plus reserves according to its balance sheet plus explanatory notes;
              g.     a proposal to amend the articles of association;
              h.     a proposal to dissolve the company;
              i. a petition for bankruptcy (FAILLISSEMENT) or a request for suspension of payments (SURSEANCE VAN BETALING);
              j. the termination of the employment of a considerable number of the company's employees or of a dependent company's employees simultaneously or within a short period of time;
              k. a significant change in the employment conditions of a considerable number of the company's employees or of a dependent company's employees;
              l.     a proposal to reduce the issued capital of the company;
       B. - insofar not already subject to A mentioned hereinabove - the resolutions of the Board of Management, against which the chairman has cast his vote in the voting of the Board of Management.
2. Without prejudice to the provisions of paragraph 1 of this article, the approval of the Supervi-


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       sory Board shall be required for resolutions of the Board of Management:
       a. to exercise the right to vote on shares in PTT Post Holdings B.V. or another legal entity within the meaning of section 4, paragraph 1 of the Netherlands Postal Act (POSTWET) with respect to a proposal to issue shares by the legal entity involved, if this issue of shares shall result in the legal entity no longer meeting that what is provided for in section 4, paragraph 1 sub c. of the Netherlands Postal Act;
       b. to sell shares in PTT Post Holdings B.V. or another legal entity within the meaning of section 4, paragraph 1 of the Netherlands Postal Act, if the selling shall result in the legal entity no longer meeting that what is provided for in section 4, paragraph 1 under c. of the Netherlands Postal Act.
       For the application of what is provided for in this sub-paragraph, granting approval for resolutions of a Board of Management of a legal entity referred to in a. or b. of this sub-paragraph to vote on shares in the capital of another legal entity referred to in section 4, paragraph 1 of the Netherlands Postal Act which are held by the former legal entity, shall be equated with voting on shares.
3. Without prejudice to the provisions of paragraph 1 and 2 of this article, the approval of both the Supervisory Board and the holder of the special share shall be required for resolutions of the Board of Management:
       a. to exercise the right to vote on shares in PTT Post Holdings B.V. or another legal entity as mentioned in section 4, paragraph 1 of the Netherlands Postal Act with respect to a proposal to:
              -      dissolve the company involved,
              - a merger (FUSIE) or demerger (SPLITSING), within the meaning of Part 7 of Book 2 of the Netherlands Civil Code of the legal entity involved,
              -      acquisition of its own shares by the legal entity involved,
              - amendment of the articles of association of the legal entity involved relating to the competence of its general meeting concerning the subjects referred to hereinabove in this sub-paragraph.
              For the application of what is provided for in this sub-paragraph, granting approval for resolutions of a Board of Management of a legal entity referred to in the opening words of this sub-paragraph to vote on shares in the capital of another legal entity referred to in the opening words of this sub-paragraph which are held by the former legal entity, shall be equated with voting on shares.
       b. to make capital expenditures which would reduce the shareholders' equity of the company below fifteen percent (15%) of the total capital according to its consolidated balance sheet.
4. The lack of approval of the Supervisory Board or the holder of the special share, respectively, for a resolution as referred to in the paragraphs 1, 2 and 3 shall not affect the authority of the Board of Management and its members to represent the company.
ARTICLE 26. ABSENCE OR INABILITY TO ACT.
In the event of the absence or inability to act of a member of the Board of Management, the remaining members shall be charged temporarily with the management of the company. In the event of the absence or inability to act of all the members of the Board of Management, the Supervisory Board shall be charged temporarily with the management of the company and shall have the authority to delegate the management of the company temporarily to one or more persons, whether or not members of the Supervisory Board.


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CHAPTER IX
SUPERVISORY BOARD.
ARTICLE 27. NUMBER OF MEMBERS.
1. The company shall have a Supervisory Board consisting of natural persons only. The Supervisory Board shall have at least seven and at most twelve members. If there are fewer than seven members of the Supervisory Board, the Board shall proceed without delay to fill up its number of members.
2. The number of members of the Supervisory Board shall be determined by the Supervisory Board, with due observance of the provisions of paragraph 1.
ARTICLE 28. APPOINTMENT.
1. The members of the Supervisory Board shall be appointed by the Supervisory Board.
2. The Supervisory Board shall inform the general meeting, the central works council and the Board of Management, in good time, when and for what reason a vacancy must be filled. The Supervisory Board shall offer the general meeting, the central works council and the Board of Management the opportunity to recommend persons for the appointment as a member of the Supervisory Board.
3. All recommendations for the appointment of a member of the Supervisory Board and the notification referred to in the next paragraph shall be stated with reasons and shall include the name of the person who is recommended or appointed and the information referred to in section 142, paragraph 3 of Book 2 of the Netherlands Civil Code. The Supervisory Board is entitled to set a reasonable time within which all the recommendations will have to be made.
4. The Supervisory Board shall notify the general meeting and the central works council of the name of the person he wishes to appoint.
5. The Supervisory Board shall appoint this person, unless the general meeting or the central works council objects to the proposed appointment by reason of the fact that the provisions of paragraph 4, second sentence, or paragraph 5 of section 158 of Book 2 of the Netherlands Civil Code have not been properly observed, or on the ground that it may be expected that the proposed person will be unsuitable for the performance of the duties of a member of the Supervisory Board or that, when the appointment is made as intended, the Supervisory Board will not be suitably composed.
       A resolution of the general meeting to raise an objection must be passed at the first meeting after expiration of a period of fourteen days after the notice. The central works council must pass the resolution to raise an objection within two months after the notice.
6.     The objection shall, stated with reasons, be notified to the Supervisory
       Board.
7. Notwithstanding the objection of the general meeting or the central works council, the appointment may be made as intended if, at the request of the Supervisory Board, the Enterprise Chamber (ONDERNEMINGSKAMER) of the Amsterdam Court of Appeal declares the objection to be unfounded.
8. The sections 158 to 161 inclusive of Book 2 of the Netherlands Civil Code shall apply to the members of the Supervisory Board.
ARTICLE 29. APPOINTMENT. RETIREMENT.
1.     The position of a member of the Supervisory Board may not be held by:
       a.     persons employed by the company;
       b.     persons employed by a dependent company;
       c. officers and persons employed by an employees' organisation customarily involved in the establishment of the terms of employment of the persons referred to under a. and b.

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2.     A member of the Supervisory Board shall resign no later than at the time of closure of the general meeting following the day four years after his last appointment and be qualified for re-appointment. A member of the Supervisory Board shall be dismissed and suspended in the manner defined in the second respectively third paragraph of section 161 of Book 2 of the Netherlands Civil Code.
3. The members of the Supervisory Board shall resign periodically in accordance with a rotation plan to be drawn up by the Supervisory Board. An alteration to the rotation plan cannot imply that an incumbent member of the Supervisory Board shall resign against his will before the period for which he was appointed has expired.
ARTICLE 30. REMUNERATION.
The remuneration for each member of the Supervisory Board shall be determined by the general meeting.
ARTICLE 31. DUTIES AND POWERS.
1. The duties of the Supervisory Board shall be the supervision of the policy of the Board of Management and the general course of affairs of the company and the enterprise connected therewith. It shall assist the Board of Management with advice. In the performance of their duties the members of the Supervisory Board shall be guided by the interest of the company and the enterprise connected therewith.
2. The Board of Management shall provide the Supervisory Board in good time with the information necessary for the performance of its duties.
3. The Supervisory Board shall have access to the company's buildings and premises and shall be entitled to inspect the company's books and documents. The Supervisory Board may appoint one or more persons from among its number or an expert to exercise these powers. The Supervisory Board may also otherwise call upon the assistance of experts. The costs of such experts shall be borne by the company.
ARTICLE 32. WORKING PROCEDURES AND DECISION-MAKING.
1. The Supervisory Board shall appoint from among its midst a chairman and a vice-chairman who shall substitute for the former in his absence. The board shall appoint a secretary from among its midst or from outside and shall make a provision for the substitution of the secretary.
2. In the absence of the chairman and the vice-chairman at a meeting, the meeting itself shall designate a chairman.
3. The Supervisory Board shall meet whenever the chairman, or two other members of the Supervisory Board, or the Board of Management so requests.
4. Minutes shall be kept by the secretary of the proceedings of meetings of the Supervisory Board. The minutes shall be adopted by the Supervisory Board at the same meeting or at a subsequent meeting.
5. All resolutions of the Supervisory Board shall be passed by absolute majority of the votes cast.
6. The Supervisory Board may only pass valid resolutions at a meeting if the majority of the members of the Supervisory Board are present or represented at the meeting.
7. A member of the Supervisory Board may have himself represented by a fellow member holding a written proxy. By 'written proxy' shall be understood a proxy transmitted by any accepted means of communication and received in writing. A member of the Supervisory Board may not act as proxy on behalf of more than one fellow member of the Supervisory Board.
8. The Supervisory Board may also adopt resolutions without holding a meeting, provided the proposal in question has been submitted to all members of the Supervisory Board and none has objected to this form of decision-making.

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       A report shall be drawn up by the secretary of a resolution adopted in this way, enclosing the replies received, and shall be signed by the chairman and the secretary. In the minutes of the subsequent meeting of the Supervisory Board, this form of decision-making shall be stated.

9. The Supervisory Board shall meet together with the Board of Management whenever the Supervisory Board or the Board of Management so requests.
10. The Supervisory Board may draw up by-laws governing the procedure for holding meetings and making decisions.
CHAPTER X
FINANCIAL STATEMENTS AND ANNUAL REPORT. PROFIT.
ARTICLE 33. FINANCIAL YEAR. FINANCIAL STATEMENTS AND ANNUAL REPORT.
1.     The financial year shall coincide with the calendar year.
2. Each year, within five months after the end of the financial year, save where this period is extended by a maximum of six months by the general meeting on account of special circumstances, the Board of Management shall prepare the financial statements and shall lay them open for inspection by the shareholders at the office of the company. Within that period the Board of Management shall also present the annual report.
3. Within the period referred to in paragraph 2 the Board of Management shall submit the thus prepared financial statements together with the annual report to the Supervisory Board.
4.     The Supervisory Board shall determine the financial statements.
5. Articles 64 to 67 inclusive shall also be applicable to the financial statements and the annual report.
ARTICLE 34. SUBMISSION TO THE GENERAL MEETING AND THE CENTRAL WORKS COUNCIL.
1. The Supervisory Board shall submit the financial statements determined by it to the general meeting for approval.
2. Simultaneously, the Supervisory Board submits the financial statements determined by it to the central works council for discussion.
3.     The financial statements require the approval of the general meeting.
4. After approval of the financial statements, the general meeting shall pass a resolution concerning release of the members of the Board of Management and the members of the Supervisory Board from liability for the exercise of their respective duties, insofar as the exercise of such duties is reflected in the financial statements or otherwise disclosed to the general meeting prior to the approval of the financial statements. The scope of a release from liability shall be subject to limitations by virtue of the law.
ARTICLE 35. DIVIDENDS. RESERVATIONS.
1. Out of the profit - the credit balance of the profit and loss account - earned in the past financial year shall first be paid, if possible, a dividend on the special share of seven percent (7%) of the nominal value of that share, and a dividend on the preference shares B of one point above the average twelve monthly EURIBOR (EURO Interbank Offered Rate) - weighted to reflect the number of days for which the payment have applied
       - over the financial year to which the distribution relates. In the event the relevant preference shares B are issued in the course of a financial year the dividend shall be calculated as a proportion of the time lapsed. If at any time the twelve monthly EURIBOR is no longer fixed, the dividend percentage shall be equal to the arithmetic mean of the average effective yields of the five longest-dated state loans, as calculated by the Central Bureau of Statistics and published in the Official Price List, over the last twenty stock-exchange business days before the date of issue, plus a premium, to be determined by the Board of Management and subject to the approval of the Supervisory Board, of at least one-quarter of a percentage point and


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       at most one percentage point, depending on the prevailing market conditions. If the distribution on the preference shares B for any financial year as referred to in the preceding paragraph cannot be made or cannot be made in full because the profit does not permit it, the deficit shall be distributed as a charge to the distributable part of the shareholders' equity. The dividend on preference shares B shall be calculated on the paid-up part of the nominal value.
2. The Board of Management shall then subject to the approval of the Supervisory Board determine what part of the profit remaining after the application of paragraph 1 is to be appropriated to reserves.
3. The part of the profit remaining after the appropriation to reserves shall be distributed as dividend on the ordinary shares.
4. If a loss is sustained in any year, no dividend shall be distributed for that year. No dividend may be paid in subsequent years until the loss has been compensated by profits. The general meeting may, however, resolve on a proposal of the Board of Management which has received the approval of the Supervisory Board to compensate the loss out of the distributable part of the shareholders' equity or also to distribute a dividend out of the distributable part of the shareholders' equity.
5. The Board of Management may resolve to distribute an interim dividend. Such a resolution shall be subject to the approval of the Supervisory Board.
6.     Article 68 shall also be applicable to distributions to shareholders.
ARTICLE 36. DISTRIBUTIONS IN SHARES AND DISTRIBUTIONS CHARGED TO THE RESERVES.
1. The Board of Management may resolve that all or part of the dividend on ordinary shares shall be paid in shares in the company instead of cash. The resolution of the Board of Management thereto shall be subject to the approval of the Supervisory Board and of the holder of the special share.
2. The general meeting may resolve, on a proposal of the Board of Management which has received the approval of the Supervisory Board, and the holder of the special share, to charge distributions to holders of ordinary shares to the distributable part of the shareholders' equity. All or part of these distributions may also be paid in shares in the company instead of cash.
ARTICLE 37. PAYMENTS.
An announcement of dividends and other distributions becoming payable shall be made in accordance with article 46.
CHAPTER XI
GENERAL MEETINGS OF SHAREHOLDERS.
ARTICLE 38. ANNUAL MEETING.
1. The annual meeting shall be held each year within six months after the end of the financial year.
2.     The agenda for that meeting shall include the following items:
       a.     the annual report;
       b.     approval of the financial statements;
       c. release from liability of members of the Board of Management and members of the Supervisory Board;
       d. if applicable, notification of intended appointments of members of the Supervisory Board and members of the Board of Management, and of expected vacancies in the Supervisory Board;
       e. any other proposals put forward by the Supervisory Board or the Board of Management and announced pursuant to article 40, such as a proposal to designate a body competent to issue shares or to authorise the Board of Management to cause the company to acquire its own shares or depositary receipts therefor.
ARTICLE 39. OTHER MEETINGS.
Other general meetings of shareholders shall be held as often as the Board of Management or the Supervisory Board considers it necessary, without prejudice to the provisions of sections 110, 111 and 112 of Book 2 of the Netherlands Civil Code.
ARTICLE 40. NOTICE CONVENING A MEETING. AGENDA.
1. General meetings of the shareholders shall be convened by the Supervisory Board or the Board of Management.
2. Notice convening a meeting shall be given no later than on the fifteenth day prior to that of the meeting.
3. The notice convening a meeting shall state the subjects to be considered or it shall state that the shareholders may inspect the same at the office of the company, without prejudice to the provisions of article 63, paragraph 6, and article 47, paragraph 3.
4. The notice convening a meeting shall state the requirements for admittance to the meetings as described in article 44.
5.     The notice convening a meeting shall be given in the manner stated in article 46.
6. Matters not stated in the notice convening the meeting may be further announced, subject to the time limit pertaining to the convocation of meetings, in the manner stated in article 46.
7. Unless the notice convening the meeting includes the contents of all the documents which according to the law or the articles of association shall be available to shareholders for inspection in connection with the meeting to be held, these documents shall be made available to shareholders free of charges in Amsterdam at an admitted establishment (TOEGELATEN INSTELLING) by Euronext Amsterdam N.V., to be designated in the notice convening the meeting or at another payment office as referred to in the Rules relating to Securities.
8. Shareholders representing alone, or in the aggregate, at least one percent (1%) of the issued capital, have the right to request the Board of Management or the Supervisory Board to place items on the agenda of the general meeting of shareholders.
       These requests shall in principal be honoured by the Board of Management or the Supervisory Board on the condition:
       a. that the shareholders have a reasonable interest in the items to be considered;
       b. that the placing on the agenda is not in conflict with an orderly course of the meeting and that there shall be no grave interests of the company which resist against the placing on the agenda;
       c. that the request has been filed in writing with the Board of Management or the chairman of the Supervisory Board atleast sixty days prior to the date of the general meeting of shareholders.
9. The term "shareholders" in this article shall include usufructuaries and pledgees in whom the voting rights on shares are vested.
ARTICLE 41. VENUE OF MEETINGS.
The general meetings of shareholders shall be held in Amsterdam, The Hague, Hoofddorp or in the municipality of Haarlemmermeer.
ARTICLE 42. CHAIRMANSHIP.
1. The general meetings of shareholders shall be presided over by the chairman of the Supervisory Board or, in his absence, by a vice-chairman of that board; in the event that the latter is (are) also absent, the members of the Supervisory Board present shall appoint a chairman from their

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       midst.
       The Supervisory Board may appoint another chairman for a general meeting of shareholders.
2. If the chairman of a meeting has not been appointed in accordance with paragraph 1, the meeting itself shall appoint a chairman. Until that moment, a member of the Board of Management designated thereto by the Board of Management shall substitute as chairman.
ARTICLE 43. MINUTES.
1. Minutes shall be kept of the proceedings of each general meeting of shareholders by a secretary appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them in witness thereof.
2. The Supervisory Board or the chairman may determine that a notarial record shall be made of the proceedings of the meeting. Such a record shall be co-signed by the chairman.
ARTICLE 44. RIGHTS TO ATTEND MEETINGS. ADMISSION.
1. Each shareholder who is entitled to vote and each usufructuary or pledgee of shares in whom voting rights are vested shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights. In the case of ordinary registered shares, the intention to attend the meeting must be notified to the Board of Management in writing. Such notification must be received by the Board of Management not later than on the date stated in the notice convening the meeting.
2. The rights to take part in the meeting pursuant to paragraph 1 may be exercised by a person holding a written proxy, provided that in the case of ordinary shares such proxy has been received by the Board of Management no later than on the date stated in the notice convening the meeting.
3. If the voting rights in respect of a share are vested in the usufructuary or pledgee instead of in the shareholder, the shareholder shall also be entitled to attend the general meeting of shareholders and to address the meeting, provided that in the case of ordinary registered shares the Board of Management has been notified of the shareholder's intention to attend the meeting in accordance with paragraph 1. Paragraph 2 shall be applicable MUTATIS MUTANDIS.
4. With respect to the voting rights and the right to participate in meetings attached to ordinary bearer shares, the company shall apply by analogy the provisions of Sections 88 and 89 of Book 2 of the Netherlands Civil Code and recognise as a shareholder the person named in a written statement from a Necigef-participant as a Necigef-beneficiary, entitled to a given number of ordinary bearer shares belonging to such Necigef-participant's collective deposit of ordinary bearer shares in the company and remaining thus entitled until the close of the meeting.
       A holder of ordinary bearer shares or his proxy shall only have admittance to the meeting if the foregoing statement has been deposited not later than on the date stated in the notice convening the meeting at the place mentioned therein. The receipt issued once such statement has been deposited shall give admittance to the meeting. The foregoing provisions of this paragraph 4 shall apply MUTATIS MUTANDIS to each pledgee or usufructuary of ordinary bearer shares in whom voting rights are vested or their proxy.
5. The Board of Management has the power to determine in the notice convening the meeting that for the application of section 117, paragraphs 1 and 2, of Book 2 of the Netherlands Civil Code, the persons that are entitled to attend and address meetings and to vote are the persons who have those rights on a determined day ("date of registration") and are entered as such in a register (or one or more parts thereof) that has been designated for that purpose by the Board of Management, notwithstanding who is entitled to those shares or depositary receipts at the time of the meeting. In this matter the provisions of paragraphs 1 up to and including 4 also apply by


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       analogy on the understanding that the statement of the
       Necigef-participant as referred to in paragraph 4 must show that on the relevant date of registration the person named in the statement was participant entitled to the number of shares specified in the statement.
6. The date stated in the notice convening the meeting as referred to in paragraphs 1, 2, 4 and 5 shall not be earlier than the seventh day before that of the meeting or at some time, so much earlier as will be allowed by law.
7.     Each share shall entitle to one vote.
8.     Each person entitled to vote or his proxy shall sign the attendance list.
9. The members of the Supervisory Board and the members of the Board of Management shall have an advisory vote at the general meeting of shareholders.
10. The chairman shall decide whether persons other than those who shall be admitted in accordance with the above provisions of this article shall be admitted to the meeting.
ARTICLE 45. VOTING.
1. All resolutions for which no greater majority is required by law or the articles of association shall be passed by an absolute majority of the votes cast.
2. If in an election of persons an absolute majority is not obtained, there shall be a second free ballot. If again an absolute majority is not obtained, further ballots shall be held until either one person obtains an absolute majority or there is a tie in a ballot between two persons. Such further voting (not including the second free ballot) shall be between the persons voted upon in the preceding ballot with the exclusion of the person obtaining the lowest number of votes in that preceding ballot. If more than one person obtained the lowest number of votes in the preceding ballot, lots shall be drawn to decide which of those persons is to withdraw from the next ballot. In the event of a tie in a ballot between two persons, lots shall be drawn to decide which of the two is elected.
3. In the event of a tie in a vote on matters other than the election of persons, the proposal shall be rejected.
4. All voting shall be oral. The chairman may, however, determine that voting shall be in writing. In the case of the election of persons, any person present who is entitled to vote may demand that voting shall be in writing. Voting in writing shall take place by means of unsigned sealed ballot papers.
5.     Abstentions and invalid votes shall be counted as not cast.
6. Voting by acclamation shall be possible if none of the persons present and entitled to vote objects thereto.
7. The provisions of article 69 shall also apply to the general meeting of shareholders.
CHAPTER XII
CONVOCATIONS AND NOTIFICATIONS.
ARTICLE 46.
1. All notices convening general meetings of shareholders, all announcements relating to dividends and other distributions and all other notifications to shareholders shall be given by publication in a nationally distributed daily newspaper and in the Official Price List, without prejudice to the provisions of article 52, paragraph 3.
2. The expression "shareholders" in paragraph 1 shall include usufructuaries and pledgees in whom the voting rights on shares are vested as well as the holders of the depositary receipts for shares as referred to in article 10.
3. Notice convening general meetings of shareholders to the holder of the special share shall be


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       given by means of a letter.
CHAPTER XIII
AMENDMENT OF THE ARTICLES OF ASSOCIATION. STATUTORY MERGER. STATUTORY DE-MERGER. DISSOLUTION.
ARTICLE 47. AMENDMENT OF THE ARTICLES OF ASSOCIATION. DISSOLUTION.
1. A resolution of the general meeting to amend the articles of association, to merge or demerge within the meaning of Part 7 of Book 2 of the Netherlands Civil Code or to dissolve the company may only be adopted on a proposal of the Board of Management which is approved by the Supervisory Board.
2.     The approval of the holder of the special share is required for:
       a. a resolution of the general meeting or of the Board of Management to merge or demerge in the meaning of Part 7 of Book
              2 of the Netherlands Civil Code;
       b.     a resolution of the general meeting to dissolve the company;
       c. a resolution of the general meeting to amend the articles of association if the amendment concerns:
              - article 4 (Object) insofar as it relates to carrying out the concessions or licenses,
              - article 5 (Authorised capital, Classes of shares), if it relates to the creation of a new class of shares or profit sharing certificates or other corporate rights which entitle to the result and/or capital of the company, or the cancellation of the special share or the preference shares B,
              - article 12 (Competent body), insofar as it relates to the approval of the holder of the special share,
              - article 13 (Competence to restrict or exclude the pre-emptive right), insofar as it relates to the approval of the holder of the special share,
              - article 15, paragraph 3 (Acquisition of shares in the company's own capital), insofar as it relates to the approval of the holder of the special share,
              - article 17 (Transfer of the special share),
              - article 25, paragraph 3 (Approval of Board of Management resolutions), insofar as it relates to the approval of the holder of the special share,
              - article 36 (Distribution in shares and distributions charged to the reserves), insofar as it relates to the approval of the holder of the special share,
              - in general: amendments which are prejudicial or detrimental to or incompatible with the statutory rights attached to the special share,
              - this second paragraph of article 47.
3. If a proposal to amend the articles of association or to dissolve the company is to be put to the general meeting, this must in all cases be stated in the notice convening the general meeting of shareholders or announced subsequently as referred to in article 40, paragraph 6, and, in the case of an amendment to the articles of association, simultaneously a copy of the proposal including the verbatim text of the proposed amendment must be deposited for inspection at the office of the company and must be made available free of charge to shareholders and to the persons referred to in article 46, paragraph 2, until the end of the meeting.
ARTICLE 48. LIQUIDATION.
1. In the event of dissolution of the company pursuant to a resolution of the general meeting, the members of the Board of Management shall be charged with the liquidation of the business of the company and the Supervisory Board with the supervision thereof.
2. During liquidation the provisions of the articles of association shall remain in force as far as


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       possible.
3. Out of the surplus remaining after settlement of the debts shall first be distributed to the holders of the special share and the preference shares B the nominal amount paid up on these shares and any amount still owed by way of dividend to which these shares entitle, insofar as this has not been distributed in previous years. If the balance is not sufficient thereto, the distribution shall be made in proportion to the amounts paid up on those shares. The remainder shall be distributed to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares.
4. The liquidation shall otherwise be subject to the provisions of Part 1 of Book 2 of the Netherlands Civil Code.
CHAPTER XIV
STATUTORY REQUIREMENTS.
ARTICLE 49. GENERAL.
1. This chapter sets forth the statutory requirements of mandatory rules of law, contained in Book 2 of the Netherlands Civil Code as they apply to the company on the sixth day of August two thousand and one. The transcription is neither verbatim nor complete.
2. The sections put in brackets are sections of Book 2 of the Netherlands Civil Code.
ARTICLE 50. SHARE REGISTERS (SECTION 85).
1. Each register shall record the date on which the shareholders acquired the shares, the date of acknowledgement or service of the instrument of transfer and the amount paid up on each share.
2. Part of the register of holders of ordinary shares may be kept outside the Netherlands in compliance with applicable legislation or pursuant to the rules of an exchange.
3. In each register the names and addresses of persons who have a right of usufruct or pledge in respect of shares recorded therein shall be recorded, stating which of the rights attached to the shares are vested in them pursuant to article 19, paragraph 1. The registers shall regularly be kept up-to-date. A record shall also be made in the register of holders of preference shares B of the grant of each release from liability for any paying up not yet made.
4. Upon request and at no cost, the Board of Management shall provide shareholders, usufructuaries and pledgees with an extract from the register in respect of their rights to a share. If the share is subject to a right of usufruct or a right of pledge, the extract shall state the person in whom the rights referred to in article 19, paragraph 1, are vested.
5. The Board of Management shall deposit the registers at the office of the company for inspection by the shareholders and by the usufructuaries and pledgees in whom the rights referred to in article 19, paragraph 1, are vested. All of this shall not apply to the part of the register for ordinary shares referred to in paragraph 2. The information in respect of shares which have not been paid up in full shall be available for public inspection; a copy or an extract of such information shall be provided at no more than cost.
ARTICLE 51. ISSUE OF SHARES AND RIGHTS TO SUBSCRIBE TO SHARES (SECTION 96).
1. For a resolution of the general meeting to issue shares or to designate a corporate body as referred to in article 12 to be valid, a prior or simultaneous resolution of approval by each group of holders of shares of the same class whose rights are prejudiced as a result of the issue, shall be required.
2. Within eight days after a resolution of the general meeting to issue shares or designate a corporate body, the company shall deposit the full text of the resolution in question at the office of the commercial register.

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3.     Within eight days after each issue of shares, the company shall report the same to the office of the commercial register stating the number and class.
4. The preceding provisions of this article shall apply mutatis mutandis to the granting of rights to subscribe to shares, but shall not apply to the issue of shares to a person exercising a previously acquired right to subscribe to shares.
ARTICLE 52. ISSUE TERMS PRE-EMPTIVE RIGHTS (SECTIONS 96A AND 97).
1. If an announcement is made as to the amount to be issued and only a lesser amount can be placed, the latter amount shall be placed only if the conditions of issue expressly provide therefor.
2. Each holder of ordinary shares shall have a pre-emptive right on any issue of ordinary shares pro rata to the aggregate amount of his ordinary shares. He shall, however, have no pre-emptive right in respect of shares issued for a non-cash contribution. He shall also have no pre-emptive right in respect of shares issued to employees of the company or of a group company.
3. Notice of any issue in respect of which there is a pre-emptive right and the period during which such right can be exercised shall be published in the State Gazette (STAATSCOURANT) and in a nationally distributed daily newspaper.
4. The pre-emptive right may be exercised during a period of at least two weeks after the date of publication of such notice in the State Gazette.
5. If a proposal to restrict or exclude the pre-emptive right is put to the general meeting, the reasons for the proposal and the selection of the intended issue price shall be explained in writing.
6. If less than one-half of the issued capital is represented at the meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of a general meeting to restrict or exclude the pre-emptive right or to designate a corporate body authorised to do so. Within eight days after the resolution, the full text thereof shall be deposited at the office of the commercial register.
7. On the grant of rights to subscribe to ordinary shares, the holders of ordinary shares shall have a pre-emptive right; paragraphs 2 to 6 inclusive shall apply mutatis mutandis. Shareholders shall have no pre-emptive right in respect of shares to be issued to a person who exercises a previously acquired right to subscribe to shares.
ARTICLE 53. PAYING UP ON SHARES (SECTIONS 80, 80A).
1. Persons who are professionally engaged in the placing of shares for their own account may be permitted, by agreement, to pay less than the nominal amount for the shares subscribed to by them, provided that not less than ninety-four percent (94%) of such amount is paid in cash on subscription to the shares at the latest.
2. Paying up in cash for shares must be made in Netherlands currency, unless the company agrees to paying up in a foreign currency.
3. If paying up on shares is made in a foreign currency, the obligation to pay up shall be fulfilled to the extent of the sum for which the amount being paid up is freely convertible into Netherlands currency. The basis of determination shall be the rate of exchange on the date of paying up. The company may demand that paying up is made at the rate of exchange on a fixed date within two months before the last date on which paying up must be made, provided the shares or depositary receipts shall, upon issue, be listed without delay on an exchange outside the Netherlands.
4. Within two weeks after paying up is made in a foreign currency, the company shall deposit at the office of the commercial register a statement as referred to in section 93a, paragraph 6 of Book 2 of the Netherlands Civil Code.

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ARTICLE 54. NON-CASH CONTRIBUTION (SECTIONS 80B AND 94B).
1. If a non-cash contribution has been agreed, a valuation of such contribution on economic standards must be possible. A right to the performance of work or services may not be contributed.
2. A non-cash contribution must be made without delay after subscription to a share.
3. The company shall prepare a description of the non-cash contribution, stating the value attributed thereto and the methods of valuation employed, as prescribed by section 94a, paragraph 1 of Book 2 of the Netherlands Civil Code. The description must relate to the condition of the contribution on a date no earlier than five months before the date on which the shares are subscribed to. The members of the Board of Management shall sign the description; if the signature of one or more of them is missing this shall be stated, giving the reason therefor.
4. An auditor must issue a certificate in respect of the description of the contribution pursuant to section 94a, paragraph 2 of Book 2 of the Netherlands Civil Code.
5. A description and auditor's certificate shall not be required in the case referred to in section 94b, paragraph 3 of Book 2 of the Netherlands Civil Code.
6. Within eight days after the date on which the shares were subscribed to, the auditor's certificate in respect of the contribution or a copy thereof shall be deposited at the office of the commercial register stating the names of the contributors and the amount of the part of the issued capital paid up in that manner.
7. The provisions of paragraphs 3, 4 and 6 shall not apply to the extent that the contribution consists of shares or depositary receipts issued for shares or rights convertible into shares or profit sharing certificates of another legal entity for which the company has made a public offer, provided such securities or part thereof are listed on a stock exchange or are regularly traded over-the-counter.
ARTICLE 55. SUBSCRIPTION BY THE COMPANY TO ITS OWN SHARES TO BE ISSUED (SECTION
95).
1.     The company may not subscribe to its own shares to be issued.
2. Shares to which the company subscribes in breach of the preceding paragraph shall devolve on the date of subscription on the members of the Board of Management jointly. Each of them shall be jointly and severally liable for the paying up in full on such shares with statutory interest as from that date.
3. If a person subscribes to a share in his own name but for the account of the company, he shall be deemed to subscribe to the same for his own account.
ARTICLE 56. ACQUISITION BY THE COMPANY OF ITS OWN SHARES OR DEPOSITARY RECEIPTS THEREFOR (SECTION 98).
1. The acquisition by the company of shares in its capital which are not fully paid up or depositary receipts therefor shall be null and void.
2. For the purposes of article 15, paragraph 1 sub a, the amount of the shareholders' equity according to the last adopted balance sheet shall be determined less the purchase price of shares in the capital of the company or depositary receipts therefor and distributions to others from profits or reserves due by it and its subsidiaries after the balance sheet date. If more than six months have elapsed since the end of the financial year without the financial statements being adopted, then an acquisition in accordance with article 15, paragraph 1, shall not be permitted.
3. An acquisition for consideration can only take place if the general meeting has authorised the Board of Management thereto. This authorisation shall remain valid for not more than eighteen months. The general meeting must specify in the authorisation the number of shares or depositary receipts therefor which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.
4. No authorisation as referred to in the preceding paragraph shall be required for the acquisition

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       of shares or depositary receipts therefor as referred to in article 15, paragraph 2. Such shares or depositary receipts therefor must be listed on an exchange.
5. Article 15 paragraph 1 and the paragraphs 1, 2 and 3 of this article shall not apply to shares which the company acquires by universal succession of title.
ARTICLE 57. CONSEQUENCES OF WRONGFUL ACQUISITION (SECTION 98a).
1. An acquisition of shares in breach of article 15, paragraph 1 and article 56, paragraphs 2 and 3 shall be null and void. The members of the Board of Management shall be jointly and severally liable to a bona fide transferor who sustains any loss as a result of such nullity.
2. Depositary receipts for shares which the company has acquired in breach of article 15, paragraph 1 and article 56, paragraphs 2 and 3, shall, simultaneously with the acquisition, devolve on the members of the Board of Management jointly. Each of them shall be jointly and severally liable to compensate the company for the purchase price and the statutory interest thereon as from such date.
3. The company may, jointly with its subsidiaries, hold shares in its capital exceeding one-tenth of the issued share capital for no more than three years after it has acquired its own shares or depositary receipts therefor for no consideration or by universal succession of title; its own shares or depositary receipts therefor which it holds as pledgee shall be included in such calculation. Any shares or depositary receipts held by the company in excess of the amount permitted shall devolve on the members of the Board of Management jointly at the end of the last day of such three-year period. Each of them shall be jointly and severally liable to compensate the company for the value of the shares or depositary receipts at such date with statutory interest as from such date.
4. The preceding paragraph shall apply mutatis mutandis to each of its own shares or depositary receipts therefor which is not fully paid up, which has been acquired by the company by universal succession of title and which it has not disposed of or cancelled within three years thereafter.
5. The third paragraph shall apply mutatis mutandis to each of its own shares or depositary receipts therefor which the company has acquired pursuant to paragraph 2 of article 15 without the authorisation of the general meeting and which it holds for one year.
ARTICLE 58. ACQUISITION FOR THE COMPANY'S ACCOUNT (SECTION 98b).
If a third party, in its own name, acquires shares in the capital of the company or depositary receipts therefor for the company's account, it must immediately transfer the same to the company against payment. The second paragraph of article 57 shall apply mutatis mutandis.
ARTICLE 59. FINANCING AND GUARANTEES (SECTION 98c).
1. The company may not grant loans, provide collateral, guarantee the price, bind itself jointly and severally or otherwise with or for third parties for the purpose of the subscription to or acquisition of shares in its own capital or depositary receipts therefor by third parties. This prohibition shall also extend to its subsidiaries.
2. This prohibition shall not apply if shares or depositary receipts are acquired by or for the account of employees of the company or of a group company.
ARTICLE 60. SUBSIDIARIES (SECTIONS 98, 98c AND 98d).
1. A subsidiary may not, for its own account, subscribe or cause the subscription to shares in the capital of the company. Subsidiaries may only acquire or cause the acquisition of such shares or depositary receipts therefor for their own account insofar as the company itself may acquire its own shares or receipts therefor pursuant to articles 15 and 56, without prejudice to the provisions of paragraph 5 of article 57.

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2.     In the event of a breach of the preceding paragraph, the members of the
       Board of Management shall be jointly and severally liable to compensate the subsidiary for the purchase price with statutory interest thereon as from the date of the subscription to or acquisition of the shares or depositary receipts therefor. Payment of the compensation shall be made against the transfer of such shares or depositary receipts.
       A member of the Board of Management need not pay any compensation for the purchase price if he can prove that the company cannot be held responsible for such subscription or acquisition.
3.     A subsidiary may,
       a.     after it has become a subsidiary, or
       b. after, as a subsidiary, it has acquired shares or depositary receipts therefor in the capital of the company for no consideration or by universal succession of title, not jointly with the company and its other subsidiaries hold or cause to be held for its own account shares or depositary receipts constituting more than one-tenth of the issued capital for no more than three years. The members of the Board of Management shall be jointly and severally liable to compensate the subsidiary for the value of any shares or depositary receipts in excess of the permitted amount which it holds or causes to be held at the end of the last day of such three years, with statutory interest thereon as from that date onwards. Payment of the compensation shall be made against the transfer of the shares or depositary receipts. A member of the Board of Management need not pay such compensation if he can prove that the company cannot be held responsible for the fact that the shares or depositary receipts are still being held.
ARTICLE 61. PLEDGE OF THE COMPANY'S OWN SHARES OR DEPOSITARY RECEIPTS THEREFOR (SECTION 89a).
The company may accept a pledge of its own shares or depositary receipts therefor only if:
a.     the shares to be pledged are fully paid up,
b. the nominal amount of its own shares and the depositary receipts therefor to be pledged to it and of those already held and pledged to it do not together amount to more than one-tenth of the issued capital and,
c.     the general meeting has approved the pledge agreement.
ARTICLE 62. VOTING RIGHTS IN RESPECT OF THE COMPANY'S OWN SHARES (SECTIONS 118 AND 24d).
1. No vote may be cast at a general meeting of shareholders in respect of a share belonging to the company or a subsidiary thereof or in respect of a share for which either of them holds the depositary receipts.
       The voting rights of usufructuaries and pledgees of shares belonging to the company and its subsidiaries shall, however, not be excluded if the usufruct or pledge was established before the share became the property of the company or a subsidiary thereof. No vote may be cast by the company or a subsidiary thereof in respect of a share to which it has a right of usufruct or pledge.
2. When determining the extent to which the shareholders vote, are present or are represented or to which the share capital is contributed or represented, no account shall be taken of shares in respect of which the law provides that no vote may be cast.
ARTICLE 63. REDUCTION OF CAPITAL (SECTIONS 99 AND 100).
1. A resolution of the general meeting to reduce the capital shall designate the shares to which the resolution applies and shall make provisions for the implementation of the resolution.
2. Any reduction of the nominal amount of the shares without repayment and without a release of the obligation to pay up must be made proportioned to all shares of the same class. Such requirement of proportionality may be waived if all shareholders concerned so agree.

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3.     Any partial repayment on shares or a release of the obligation to pay up must be made proportional to all shares concerned. Such requirement of proportionality may be waived if all shareholders concerned so agree.
4. A resolution of the general meeting to reduce the capital shall require a prior or simultaneous resolution of approval by each group of shareholders of the same class whose rights are prejudiced.
5. A resolution of the general meeting to reduce the capital shall require a majority of at least two-thirds of the votes cast if less than one-half of the issued capital is represented at the meeting. This provision shall apply mutatis mutandis to a resolution as referred to in paragraph 4.
6. The convening notice or further announcement as referred to in article 40, paragraph 6, in respect of a general meeting of shareholders at which a resolution referred to in this article is to be taken shall state the object of the reduction of capital and the manner of implementation. Simultaneously, a copy of the proposal to reduce the capital, containing the proposed amendment verbatim, must be deposited at the office of the company for inspection by and copies must be made available free of charge to shareholders and holders of depositary receipts, until the end of the meeting.
7. The resolutions of the general meeting referred to in this article shall be deposited at the office of the commercial register and a notice of the deposit shall be published in a nationally distributed daily newspaper.
8. The company must provide security for, or otherwise guarantee, the payment of the claim of any creditor who demands the same, failing which the opposition referred to in the following paragraph shall be upheld. This shall not apply if the payment of the creditor's claim is sufficiently secured or if the financial condition of the company provides sufficient security that the claim shall be paid.
9. A resolution to reduce the issued capital shall not take effect as long as opposition may be instituted as referred to in section 100, paragraph 3 of Book 2 of the Netherlands Civil Code. If opposition has been instituted on time, the resolution shall take effect only upon the withdrawal of the opposition or upon an order setting aside the opposition becoming enforceable. The deed of amendment of the articles of association required for the reduction of the capital may not be executed prior thereto.
10. No security as referred to in section 100, paragraph 4, of Book 2 of the Netherlands Civil Code needs to be provided if the company, on account of losses incurred, reduces its capital to an amount which is not less than its shareholders' equity, in which case the resolution shall take immediate effect.
ARTICLE 64. FINANCIAL STATEMENTS AND ANNUAL REPORT (SECTION 101 AND PART 9 OF BOOK 2 OF THE NETHERLANDS CIVIL CODE).
1. The financial statements shall be signed by the members of the Board of Management and the members of the Supervisory Board; if one or more of their signatures is missing, this shall be stated, giving the reasons therefor.
2. Part 9 of Book 2 of the Netherlands Civil Code shall also apply to the financial statements and the annual report.
ARTICLE 65. AUDITOR (SECTION 393).
1.     The company shall assign an auditor to audit the financial statements.
2. The general meeting is empowered to make such assignment. If no such assignment is made by that meeting, the Supervisory Board or, if there are no members of the Board in office or if it fails to make an assignment, the Board of Management shall be empowered to do so.

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       The assignment may be withdrawn at any time by the general meeting and by the person who made the assignment; assignments made by the Board of Management may also be withdrawn by the Supervisory Board.
3. The auditor shall report on his audit to the Supervisory Board and the Board of Management.
4. The auditor shall convey the results of his audit in a report attesting to the financial statements giving a true and fair view.
5. The financial statements may not be determined or approved if the Supervisory Board respectively the general meeting has been unable to take cognisance of the auditor's report, unless section 393, paragraph 6 of Book 2 of the Netherlands Civil Code has been applied.
ARTICLE 66. DEPOSITION AT THE OFFICE OF THE COMPANY (SECTION 102).
1. The financial statements as prepared, the annual report and the information to be added pursuant to section 392, paragraph 1 of Book 2 of the Netherlands Civil Code must be available at the office of the company from the date of notice convening the annual meeting. Shareholders and holders of depositary receipts may inspect the documents there and obtain a copy thereof free of charge.
2. Until the deposition referred to in article 67, paragraph 1, has taken place, the documents, insofar as the same must be published after adoption, may also be inspected by any third party, who may obtain a copy thereof at no more than cost.
ARTICLE 67. PUBLICATION (SECTIONS 103 AND 394).
1. The financial statements must be published within eight days after adoption. Publication shall be made by depositing a copy drawn up entirely in the Dutch language, or if such a text has not been prepared, a copy in French, German or English, at the office of the commercial register which is held by the Chamber of Commerce authorized under the 1996 Trade Register Act (HANDELSREGISTERWET 1996). The dates of adoption and approval must be annotated on the copy.
2. If the financial statements have not been adopted and approved in conformity with the statutory provisions within seven months from the end of the financial year, the Board of Management shall publish the financial statements as prepared in the manner provided in paragraph 1 without delay; it shall be stated on the financial statements that the same have not yet been adopted or approved.
3. If the general meeting has extended the period for preparation of the financial statements pursuant to article 33, paragraph 2, the preceding paragraph shall take effect two months after the end of such extended period.
4. Simultaneously with and in the same manner as the financial statements, a copy of the annual report and of the other information referred to in section 392 of Book 2 of the Netherlands Civil Code shall be published in the same language.
       The preceding sentence shall not apply, except for the information referred to in paragraphs a, c, f and g of section 392, paragraph 1, if the documents are kept for public inspection at the office of the company and a complete or partial copy thereof is obtainable on request at no more than cost. The company shall file a notice of this fact for registration in the commercial register.
5. The company shall publish its half-yearly and quarterly figures as soon as the same are available. This obligation shall not apply as long as such figures are made available only to the members of the Board of Management and the Supervisory Board and, if the company has established a works council, to such works council.
ARTICLE 68. DISTRIBUTIONS TO SHAREHOLDERS (SECTIONS 103, 104 AND 105).
1. Distributions to shareholders may only be made up to a maximum of the distributable part of the shareholders' equity.

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2.     A deficit may be offset against a statutory reserve only to the extent permitted by law.
3. Any distribution of profits shall be made after the adoption of the financial statements from which it appears that the same is permitted.
4. Interim distributions may only be made if the requirement of the first paragraph has been met as evidenced by an interim statement of assets and liabilities. This shall relate to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute an interim dividend is published. It shall be prepared on the basis of generally accepted valuation methods. The amounts to be statutorily reserved shall be included in such statement of assets and liabilities. It shall be signed by the members of the Board of Management; if one or more of their signatures is missing, this shall be stated, giving the reason therefor. The statement of assets and liabilities shall be deposited at the office of the commercial register within eight days after the day on which the resolution to distribute an interim dividend is published.
5. For the computation of the profit distribution, the shares held by the company in its own capital shall be included.
6. Resolutions to make interim and other distributions shall be published without delay.
7. A claim of a shareholder in respect of a distribution shall be statutebarred on the expiration of five years.
ARTICLE 69. GENERAL MEETINGS OF SHAREHOLDERS (SECTIONS 13 AND 117).
1. The members of the Supervisory Board and the members of the Board of Management shall, in that capacity, have an advisory vote at the general meeting of shareholders.
2. The ruling pronounced by the chairman at the meeting in respect of the outcome of a vote shall be decisive. The same shall apply to the contents of a resolution passed, to the extent that the vote related to a proposal not made in writing. If, however, immediately after the ruling is pronounced, its correctness is contested, another vote shall be taken if so desired by the majority of the meeting or, if the original vote was not taken by roll-call or by ballot, by someone present who was entitled to vote. As a result of such new vote, the legal consequences of the original vote shall lapse.
TRANSITORY PROVISION.
1. Share certificates for bearer shares, in issue on the sixth day of August two thousand and one shall, up to the same nominal amount, be registered on the Necigef Global Certificate against surrender of the share certificates (K-certificates) provided with all uncalled dividend coupons and talons and, as the case may be, against surrender of the share certificates (CF-certificates) provided with simplified dividend sheets. After the thirty-first day of October two thousand one rights to dividends and other distributions attached to bearer shares, in issue on the sixth day of August two thousand and one, can only be exercised if the bearer shares concerned have been surrender in accordance with the foregoing provisions of this paragraph.
2. The Board of Management can issue duplicates for documents as referred to in paragraph 1 of this article which are damaged, lost, stolen or destroyed. For this issuance the Board of Management may stipulate conditions including giving guarantees and charging costs to the applicant. Upon issuing duplicates the original documents shall be deemed worthless vis-a-vis the company. The new document shall clearly state that it is a duplicate.


Representation pursuant to Rule 306 of Regulation S.T
This document represents a fair and accurate translation of the Dutch language document.

                                        By: /s/ JEROEN BRABERS
                                           ------------------------------
                                            Jeroen Brabers
                                            General Counsel/Corporate Secretary
                                            TPG N.V


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